EXHIBIT 10.3a

ARTICLE 10 – CONVERSION OF JV INTERESTS

     10.1 Membership Interest Conversion Right. Anytime within the first two years after the date of this Agreement, Playentertainment shall have the right (the “Membership Interest Conversion Right”), at its option at any time, to convert its Membership Interest (except that upon any liquidation of the JV the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable to the Members) into 200,000 of fully paid and nonassessable shares of Common Stock obtained by exchanging the Playentertainment’s Membership Interest. Such right of conversion shall be exercised by Playentertainment by giving written notice to Teknik of its election to convert its Membership Interest into Common Stock at any time during Teknik’s usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

     10.2 Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in Section 10.1 of the Membership Interest to be converted, Teknik shall issue and deliver, or cause to be issued and delivered, to Playentertainment, registered in such name or names as Playentertainment may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of the Membership Interest. To the extent permitted by law, such conversion shall be deemed to have been effected and the Membership Interest Conversion Value and the per share value of the Common Stock shall be determined as of the close of business on the date on which such written notice shall have been received by Teknik, and at such time the rights of Playentertainment in respect of the JV shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

     10.3 No Fractional Shares. No fractional shares shall be issued upon conversion of the Membership Interest into Common Stock. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 10.3. be delivered upon such conversion, Teknik, in lieu of delivering such fractional share, shall pay to Playentertainment upon conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of Teknik.

     10.4 Change of Control of Teknik. Upon a Change of Control of Teknik, Playentertainment shall have the right to exercise its Membership Interest Conversion Right under this Article 10 following the Change of Control but prior to the dissolution of the JV.

Initials:
Initials:

Dated: September 2004.